Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-171735 on Form S-3 and Registration Statement Nos. 333-145326 and 333-162928 on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries, and the effectiveness of Crestwood Midstream Partners LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Crestwood Midstream Partners LP for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 29, 2012